Exhibit 99.4

2nd Q 2010 CC Call Presentation

Jane: Good afternoon, everyone. Welcome to CHDT’s fiscal 2010 second quarter conference call. For those who need to reference today's press release, you'll find it at www.chdtcorp.com.

Leading today's call is Howard Ullman, Chairman of CHDT Corp. Before I turn the call over to Mr. Ullman, let me remind you that participants of this call will make forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including forms 8-K, 10-K, and 10-Q filings, by the Company.

Now I would like to turn the call over to Chairman, Howard Ullman.

HU: Thank you Jane, and thank you, everyone, for joining us today to discuss CHDT Corp’s fiscal 2010 second quarter results and year end outlook. For those of you unable to access this call it will be archived on our website at www.chdtcorp.com

The first half of our fiscal year is behind us and although our total revenues are down versus 2009 our order backlog is the largest in history and we anticipate our 3rd quarter to be a record breaker. Our order backlog of $4,600,000 consists of orders with new retailers and new items as well as re-orders such as the $2,000,000 million dollar order announced today of Eco-i-Lites from an existing retailer. We do expect these outstanding orders to ship in the 3rd and 4th quarters along with new orders we are expecting in from existing and new retailers.

Yes we are disappointed with our first half performance but we are confident that we are on the right path to sustainable revenue growth and profitability. Management feels a revitalization of the business taking place. As we mentioned last webcast we are focusing most of our efforts on our core lighting business and our efforts are paying off as this quarter we have taken orders from new retailers, we have continued shipping re-orders to our existing customers, and we have increased product placement into additional sales channels with our existing retailers. All of these accomplishments lead to future growth and higher revenues at little additional overhead to the company.

As you could see by today’s press release we are in the midst of shipping a $2,000,000 million dollar + order but the important fact is that this is a re-order on our Eco-i-Lite, one of our most popular lighting products, and this is the third year with this retailer which continues to validate the demand and sell through for this product. This item is not just a flashlight but an emergency device as it illuminates when power is cut to its charging base and one thing we have not mentioned in the past is it also has a built in flasher feature which I’m happy to say saved a life this past year when a women was lost in a storm and the police saw the flashing light and were able to find her in dangerous storm conditions. And lastly the device has a nightlight which I find useful in my home during the night as I can navigate through dark rooms throughout my home without turning on a light. This one item has changed the landscape of the ordinary power failure light. Our product has a lithium ion battery, induction charging system, and is the first power failure light to address the needs of women shoppers looking for a power failure light that is not  relegated to the utility room.

As we continue to create and place new lighting products on retailers shelves and are able to keep existing products on retailers shelves our revenues should continue to grow.

For the remainder of 2010 we will stay the course and focus on our key business, lighting which offers the most growth potential. – Pathway Lights®, EBook Lite, Eco-i-Lite, C-Lite and Light Ringers™ . Capstone has been a leading supplier in book lights and task lights for many years serving both mass merchants and book retailers and now we are taking the lead in safety and security lighting. Over the next few months we will be announcing more product launches with new retailers as well as new product placements with existing retailers all of which again lead to revenue growth.

The company’s lighting product segments include:

1)	Pathway Lights® consist of Booklights, Task lights and our new eReader•Lite ™

2)	EBook Lights ™ and other electronic reader accessories.

3)	Eco-i-Lites the multi-function power failure
       lights

4)	Light Ringer’s™ our new LED Lamps.

5)	And C-Lights our new wireless motion sensor
       lights.

These are the items driving our revenue growth and we continue to make new product presentations to new retailers as our products are now in book retailers, mass retailers, office supply, warehouse clubs, online retailers, specialty retailers, and overseas distributors.

Our growth strategy has four main elements:

1.	Introduce our new product lines to more departments at existing retail distribution channels; and
2.	Continue to expand retail distribution and move into new distribution channels; and
3.	Release new innovative products in order to expand existing categories; and
4.	Continue to search for businesses that have innovative products that would compliment our existing marketing strategies or allow the company to diversify into other markets.

I have had many questions from investors asking how we will fund our order backlog. First let me say that the $2,000,000 million dollar order announced today has already been paid for and in regards to future funding and financing the growth of our company, again, I must express how grateful I am that we have a dedicated board and management team that continues to help fund millions of dollars in purchase order financing, which is an invaluable service to our company. Thank you for your dedication and loyalty.

Now let's take a detailed look at our second quarter results.

Results of Operations: For the three months ended June 30, 2010, the Company had a net loss from continuing operations of approximately $318,238 as compared to a net loss of $375,586 for the same quarter in 2009. For the six months ended June 30, 2010, the Company had a net loss from operations of approximately $826,040 compared to a net loss of $675,076 for the six months ended June 30. 2009. That is a net loss increase for the six months of approximately $150,964.

Total Net Revenues: For the three months ended June 30, 2010 and 2009, the Company had total sales of approximately $602,540 and $845,448 respectively, for a decrease of approximately $242,908.  For the six months ended June 30, 2010 and 2009, the Company had total sales of approximately $955,576 and $2,543,375 respectively, for a decrease of approximately $1,587,799.  All of the revenue was generated by the Company’s subsidiary, Capstone. The continued retail downturn has impacted this quarter’s revenue, primarily as a result of orders being delayed and shipped at a later date by our principal customers.

Cost of Sales: For the three months ended June 30, 2010 and 2009, cost of sales were approximately $413,163 and $585,103, respectively. For the six months ended June 30, 2010 and 2009,  cost of sales were approximately $651,419 and $1,780,857 respectively.

This cost represents 68.2% and 70% respectively of total Revenue. As a percentage of Total Revenue costs have decreased. The lower Cost of Sales is a result of the reduced revenue. The cost reduction as a percentage of 1.8% of total revenue as compared to 2009 is the result of improved Gross Profit in new categories that were shipped in the quarter.

Gross Profit: For the three months ended June 30, 2010 and 2009, gross profit was approximately $189,377 and $260,345 respectively, a decrease by approximately $70,968. from the same period in 2009.  For the six months ended June 30, 2010 and 2009, gross profit was approximately $304,157 and 762,518 respectively.  Gross profit as a percentage of sales for the three months ended June 30, 2010 and 2009 was 31.4% and 30.7% respectively and for the 6 months ended June 30, 2010 and 2009 was 31.8% and 29.9% respectively. The gross profit reduction is solely attributed to reduced shipments in the quarter as compared to the same period last year. The higher gross profit percentage over 2009 is the result of an improved blend of gross profit for certain categories sold in the six months.

In conclusion I would like to say we are very bullish looking forward to the second half of the year. We have a record order backlog of $4,600,000 and growing. We had a positive response from retailers last spring at the International Home and Housewares Show to all of our new products and that interest is now converting into new sales to new customers which are what we must continue to do if we want to reach profitability, which is always our main goal.

On a personal note, I have heard from many of you asking why we are not promoting our stock more. The answer is that our management firmly believes the best support to shareholders is results, therefore we don’t endorse fluff PR’s. We only release significant news and will continue to do so. We are working around the clock, fighting through this recession and we really do feel strongly about our performance during this most difficult retail environment.  Unlike last year we will not give year end guidance as last year we were surprised by retailers that did not finalize their commitments to us reducing our projected revenue by $3,000,000 so we have decided to release revenue numbers as they are confirmed as it is never our intention to mislead our shareholders for short term gains.

I look forward to keeping you informed over the next few months on our progress and appreciate your patience in continuing to be a part of our shareholder base. This is Howard Ullman, wishing you a good day.